NPC International, Inc.
Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of NPC International, Inc. of our report dated May 5,
1998 included in the 1998 Annual Report to Stockholders of NPC
International, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-2233 and Form S-8 No. 33-37354) pertaining to the NPC International, Inc. 1984 Non-Qualified Stock Option Plan, As Amended, and the Registration Statement (Form S-8 No. 33-56399) pertaining to the NPC International, Inc. 1994 Non-Qualified Stock Option Plan of our report dated May 5, 1998, with respect to the consolidated financial statements, incorporated herein by reference in the Annual Report (Form 10-K) of NPC International, Inc.




ERNST & YOUNG LLP

Kansas City, Missouri
June 3, 1998